UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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Perma-Pipe International Holdings, Inc.

(name of registrant as specified in its charter)

_________________________________________

(name of person(s) filing proxy statement, if other than registrant)

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May 8, 2019

Dear Fellow Stockholders:

            At last year’s annual meeting, our Board of Directors reaffirmed our intent to increase engagement with you, our stockholders.  Following the annual meeting, our Chairman of the Board, Chairman of the Compensation Committee, and Chief Executive Officer reached out to all stockholders holding 200,000 or more shares of our common stock to ask for their thoughts on our executive compensation and corporate governance practices.  Additionally, in March 2019 we reached out again to these stockholders to share with them many of the changes we had made and also to solicit their thoughts and opinions on how we are doing in responding to their expectations.  These stockholders represented more than 50% of the shareholdings in our Company.  Specifically, our Board was interested in receiving stockholders’ feedback on any recommended improvements to our executive compensation and corporate governance practices so that we could consider their suggestions into our ongoing review of these two areas.

           Based on the feedback received, our Board has decided to adopt some of the recommendations, including:

●	Adopt a plan to allow our stockholder rights plan to expire on September 15, 2019 without being extended or renewed;
●	Add a 360-degree review element to our annual Board and Committee evaluations;
●	Adopt a claw back policy on executive compensation awards;
●	Diversify the makeup of our Board; as evidenced by the recent appointment of Cynthia A. Boiter to our Board;
●	Strengthen our insider trading, anti-hedging and anti-pledging policies;
●	Engage an executive compensation consultant to complete a comprehensive peer benchmarking study of our executive compensation program;
●	Adopt a Board retirement policy requiring non-employee directors to retire from the Board, and not stand for re-election, on the date of the annual stockholder meeting following their 72nd birthday. This policy is in the interest of keeping and refreshing the skills, experience and perspective of our Board at a competitive and responsive level and to serve in the best interest of our stockholders; and
●	Include in this proxy statement a director’s skill matrix which highlights our Board’s core competencies. We recognize our stockholders’ interest in understanding how our directors are qualified, both on an individual level and as a group, to oversee the Company’s business risks and long-term strategy.

In addition, our Board has adopted the following annual plan to incorporate year-round proactive stockholder engagement:

November – January

●	Review governance best practices, regulatory developments, Board skill matrix and our Company's governance policies and practices;
●	Assess stockholder feedback on our governance and executive compensation policies and practices; and
●	Identify and act upon areas of enhancement.

February – April

●	Reach out to all our major stockholders explaining the significant recent enhancements to our corporate governance practices and compensation policies;
●	Reach out to our largest stockholders to solicit their further input on topics they would like us to address at the annual meeting; and
●	Review and discuss feedback from our stockholders and consider modifications to our governance policies and executive compensation plans where appropriate.

May – July

●	Highlight and demonstrate to all stockholders in our annual proxy statement any changes implemented to our governance policies and executive compensation practices in response to stockholder feedback received; and
●	Immediately following the annual meeting, evaluate the results of our stockholder vote on our director elections and our executive compensation practices, to address any additional concerns our stockholders have expressed. We believe this will demonstrate our responsiveness to our stockholders.

August- October

●	Complete a Committee and individual director self-assessment, along with continued consideration of feedback from stockholders throughout the year.

We have long believed that good corporate governance and interaction with our stockholders is paramount in ensuring that we are managed for the long-term benefit of our stockholders.  We regularly review our Board’s structure, policies, charters and practices and compare them to those suggested by various authorities in corporate governance and to the practices of other public companies. Our charters for each of our Board’s Audit, Compensation, and Nominating and Corporate Governance Committees, our code of conduct, along with certain other corporate governance documents, are available on our website, www.permapipe.com.

We hope that you view these changes, as we do, as positive steps in stockholder outreach and engagement.  Of course, stockholders and other interested parties are always free to write or call our Board as provided below:

Write:  Corporate Secretary

Perma-Pipe International Holdings, Inc.

   6410 W. Howard Street

   Niles, IL 60714

   Call: Investor Relations

   (847) 929-1200

Email:  investor@permapipe.com

We would like to invite all stockholders to communicate through the above contact information, any specific topics they would like the Board and executive management team to address at our forthcoming Annual Meeting.

Thank you for your investment in Perma-Pipe International Holdings, Inc. and continued support of our Board and Company.

Very truly yours,

David S. Barrie                                             David J. Mansfield
Chairman of the Board                              Chief Executive Officer

6410 W. Howard Street

Niles, Illinois 60714

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Thursday June 20, 2019

10:00 a.m. Central Time

Online at www.virtualshareholdermeeting.com/PPIH2019

Perma-Pipe International Holdings, Inc. ("Company" or "us") is holding its 2019 virtual annual meeting of stockholders to be held by live webcast at 10:00 a.m., Central Time, on Thursday June 20, 2019 for the following purposes:

1.	to elect five directors to hold office until the next annual meeting of the stockholders and until their successors are otherwise duly elected or qualified;
2.	to approve, on an advisory basis, the compensation of the Company's named executive officers;
3.	to determine, on an advisory basis, the frequency of the advisory vote on the compensation of the Company's named executive officers;
4.	to ratify the appointment of Grant Thornton LLP as the Company's independent accountant for the fiscal year ending January 31, 2020; and
5.	to transact such other business as may be properly presented at the meeting.

The Board recommends that you vote "FOR" the election of the director nominees, "FOR" the approval, on an advisory basis, of the compensation of the Company’s named executive officers, for the submission of the advisory vote on the compensation of the Company’s named executive officers to the Company’s stockholders every "ONE" year, and "FOR" ratification of the appointment of Grant Thornton LLP as the Company's independent accountant for the fiscal year ending January 31, 2020.

Stockholders of record at the close of business on April 22, 2019 are entitled to notice of and to vote prior to the date of the meeting.

We have elected to use the notice and access rules adopted by the Securities and Exchange Commission ("SEC") to provide our stockholders access to our proxy materials and 2018 Annual Report to Stockholders by notifying them of the availability of our proxy materials and 2018 Annual Report to Stockholders via the Internet. The notice and access model gives the Company a fast, efficient and lower-cost way to furnish stockholders with their proxy materials and reduces our impact on the environment. As a result, on May 8, 2019, we mailed to our stockholders an "Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 20, 2019" ("Notice") with instructions on how to access our proxy materials and the 2018 Annual Report to Stockholders via the Internet and how to vote online. On the date of mailing of the Notice, all stockholders may access our proxy materials on a website referred to, and at the URL address included in, the Notice and in our proxy statement. Our proxy materials are available free of charge.

Stockholders of record as of April 22, 2019 will be able to participate in our virtual annual meeting by visiting www.virtualshareholdermeeting.com/PPIH2019. To participate in our virtual annual meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Our virtual annual meeting will begin promptly at 10:00 a.m., Central Time. Online check-in will begin at 9:30 a.m., Central Time, and you should allow ample time for the online check-in procedures.

Our Proxy Statement and Annual Report are available on the Company's website at www.permapipe.com under: Investors - Investor Center.

By Order of the Board of Directors,

D. Bryan Norwood

Secretary

May 8, 2019

Perma-Pipe International Holdings, Inc.

PROXY STATEMENT

For the 2019 Annual Meeting of Stockholders

June 20, 2019

INTRODUCTION

This proxy statement is being furnished to our stockholders by the Board of Directors (the “Board”) of Perma-Pipe International Holdings, Inc., in connection with the solicitation of proxies by our Board for use at our 2019 annual meeting of stockholders to be held virtually by live webcast at www.virtualshareholdermeeting.com/PPIH2019 on Thursday June 20, 2019 at 10:00 a.m., Central Time, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of 2019 Annual Meeting of Stockholders.

A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted as follows:

•	FOR the election of five directors to hold office until the Company’s 2020 Annual Meeting of Stockholders and until their successors are otherwise duly elected or qualified;
•	FOR the approval, on an advisory basis, of the compensation of the Company's named executive officers;
•	For the submission of the advisory vote on the compensation of the Company's named executive officers to the Company's stockholders every ONE year;
•	FOR the ratification of our selection of Grant Thornton, LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2020; and
•	On transacting any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy statement and the accompanying form of proxy are first being sent or made available to stockholders on or about May 8, 2019. In addition to the use of the mail, proxies may be solicited by directors, officers, or employees of the Company in person, by electronic mail, by telephone or by other means. The cost of the proxy solicitations will be paid by the Company.

References in this proxy statement to "the Company," "we," "our" and "us," are references to Perma-Pipe International Holdings, Inc. Our fiscal year ends January 31. Years described as 2018 and 2017 are our fiscal years ended January 31, 2019 and 2018, respectively.

It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy card and return it to us. If you own your shares through a broker, bank or other nominee, please return your voting instruction form to your broker, bank or nominee, or use the electronic voting means described below to vote your shares.

VOTING AND OTHER INFORMATION

Who may vote? You may vote up to the day of the Annual Meeting if you were the holder of record of our common stock ("Common Stock") at the close of business on April 22, 2019. You are entitled to one vote on each proposal presented at the Annual Meeting for each share you owned on that date. If you held Common Stock on that date in "street name" through a bank, broker, or other nominee, you must obtain a legal proxy, executed in your favor, from the institution that held your Common Stock as of the close of business on April 22, 2019, to be entitled to vote those shares of Common Stock. As of the close of business on April 22, 2019, there were 7,883,522 shares of Common Stock outstanding.

Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed copies of these materials in the mail? In accordance with rules promulgated by the SEC, the Company has elected to furnish its proxy materials to stockholders electronically via the Internet at www.proxyvote.com. On May 8, 2019, the Company began mailing to stockholders a notice containing general information about the Annual Meeting, the address of the website on which this proxy statement and the Company's 2018 Annual Report, excluding exhibits, are available for review, printing and downloading, and instructions on how to submit proxy votes. If you received that notice, you will not receive a printed copy of our proxy materials unless you request them by following the instructions for requesting such materials contained in the notice.

What am I voting on? You are voting on:

1.	the election of five directors to hold office until our 2020 annual meeting of the stockholders and until their successors are otherwise duly elected or qualified;
2.	the approval, on an advisory basis, of the compensation of the Company's named executive officers;
3.	the determination, on an advisory basis, of the frequency of the advisory vote on the compensation of the Company's named executive officers;
4.	the ratification of the appointment of Grant Thornton LLP as the Company's independent accountant for our fiscal year ending January 31, 2020; and
5.	such other business as may be properly presented at the Annual Meeting.

In case any nominee named herein for election as a director is unable to serve when the election occurs, proxies in the accompanying form may be voted for a substitute as determined by our Board. The Company expects all nominees to be able to serve as a director if elected and knows of no matters to be brought before the Annual Meeting other than those referred to in the accompanying Notice of 2019 Annual Meeting and this proxy statement. If, however, any other matters come before the Annual Meeting, proxies in the accompanying form will be voted thereon in accordance with the judgment of the designated proxies.

What vote is required to approve the various proposals?

Proposal 1. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting will be required to elect our directors. This means that the individuals receiving the largest number of votes will be elected as directors, up to the maximum number of directors to be elected at the Annual Meeting. Any shares that are not voted on this matter at the Annual Meeting, whether by abstention, broker nonvote or otherwise, will have no effect on the election of directors at the Annual Meeting.

Proposal 2. The compensation of the Company's named executive officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

Proposal 3. The frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency of the advisory vote on the compensation of the Company’s named executive officers that stockholders are deemed to have approved. Abstentions and broker non-votes do not constitute a vote for any particular frequency.

Proposal 4. The appointment of Grant Thornton LLP as our independent accountant for our fiscal year ending January 31, 2020 will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions will not affect the voting results for this proposal.

Why a virtual meeting? We are excited to continue to utilize the latest technology to provide expanded access, improved communication and cost savings for our stockholders. Hosting a virtual meeting again this year will enable increased stockholder attendance and participation, since our stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PPIH2019; however, you will not be able to vote electronically at our Annual Meeting. Therefore, you must submit your proxy or otherwise vote your shares prior to our Annual Meeting in order for your vote to be properly cast.

What is householding? The rules of the SEC permit companies to provide a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to households in which more than one stockholder resides. As a result, any stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials, will receive only one copy of our proxy statement and 2018 Annual Report to Stockholders and notice of internet availability of proxy materials, unless they have affirmatively objected to the householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy, which will be promptly sent at no cost, by contacting our Corporate Secretary orally or in writing at the address below. Stockholders sharing an address who received multiple copies of these materials may request householding by contacting the Corporate Secretary as follows:

Perma-Pipe International Holdings, Inc.

6410 W. Howard Street

Niles, Illinois 60714

(847) 929-1000

For future annual meetings, a stockholder may request separate annual reports, proxy statements, or notices of internet availability of proxy materials, as applicable, or may request the householding of such materials, by contacting the Company's Transfer Agent at the following address:

Broadridge Corporate Issuer Solutions, Inc.

P.O. Box 1342

Brentwood, NY 11717

(877) 830-4936 or (720) 378-5591

What is the quorum requirement for holding the Annual Meeting? The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock will constitute a quorum. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Can I revoke my proxy? Yes, a stockholder of record may revoke his or her proxy at any time prior to the voting thereof by giving written notice of such revocation to the Company in care of the Corporate Secretary at Perma-Pipe International Holdings, Inc., 6410 W. Howard Street, Niles, Illinois 60714 or, by executing and duly and timely delivering a subsequent proxy to the same address shown immediately above. For Common Stock you hold beneficially in "street name," you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your Common Stock, by executing and properly delivering a timely subsequent proxy to the address set forth in such proxy. If you are a stockholder of record as of the record date for the Annual Meeting, you may vote whether or not a proxy has been previously given, but your presence (without further action) at the Annual meeting will not constitute revocation of a previously submitted proxy.

How can I access the proxy materials on the internet? You can access this proxy statement and our 2018 Annual Report from the Company's website at www.permapipe.com. No information contained on the Company's website is part of or incorporated into this proxy statement.

How may I obtain a paper copy of the proxy materials? Additional copies of our 2018 Annual Report to Stockholders, excluding exhibits, and this proxy statement may be obtained, without charge, from the Company by calling 847-966-1000, or by writing to the Company's Corporate Secretary at the address above.

In addition to the use of the mail, proxies may be solicited by directors, officers, or employees of the Company in person, by electronic mail, by telephone or by other means. The cost of the proxy solicitations will be paid by the Company.

What is the effect of a "broker non-vote" on the proposals to be voted on at the Annual Meeting? Common Stock held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter at the Annual Meeting is a broker non-vote. A broker non-vote is counted as present for purposes of determining the presence of a quorum at the Annual Meeting, but will otherwise be counted as a "no" vote on any routine proposal. All proposals, other than the ratification of the appointment of our independent accountants, are non-routine matters and are not matters on which a broker may vote without your instructions. Therefore, if your Common Stock is not registered in your name and you do not provide instructions to your broker, bank or other nominee with respect to any proposal other than the ratification of the appointment of independent accountants, a broker non-vote as to your Common Stock will result. The ratification of the appointment of the independent accountant is a routine item. As a result, brokers who do not receive instructions from you as to how to vote on that matter generally may vote on that matter in their discretion.

How do I vote? Most stockholders have a choice of voting prior to the Annual Meeting by proxy over the Internet, by telephone or by submitting a traditional proxy card. You may not vote your shares electronically at the Annual Meeting. Refer to your proxy or voting instruction card to see which options are available to you and how to use them.

The Internet and telephone voting procedures are designed to authenticate your identity and to confirm that your instructions have been properly recorded.

What if I do not specify a choice for a matter when returning a signed proxy? If your proxy form is signed and returned, your Common Stock represented thereby will be voted in accordance with your directions on the proxy form. In the absence of your direction as to any proposal, your shares will be voted FOR the election of the director nominees, FOR the approval of the advisory resolution on executive compensation, for the submission of the advisory vote on the compensation of the Company’s named executive officers to the Company’s stockholders every ONE year; and FOR ratification of the appointment of Grant Thornton LLP as the Company's independent accountant for the fiscal year ending January 31, 2020.

All stockholders are cordially invited to attend our virtual Annual Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

Five individuals have been nominated by our Board for re-election for a one-year term through the 2020 Annual Meeting, and until their successors are duly elected and qualified. All of the nominees, other than Cynthia A. Boiter, have been previously elected as directors by our stockholders, and all of the nominees are currently serving as directors of the Company.

Mark A. Zorko resigned from his position on the Board as of February 1, 2019. We would like to formally extend our gratitude to Mr. Zorko for his many years of service to our Company, our Board and our stockholders. We extend our sincere appreciation for his valued service, guidance, advice and dedication to our Company and wish Mr. Zorko the best in his future endeavors.

On January 9, 2019, the Board appointed Cynthia A. Boiter to serve as a director, effective January 21, 2019, to fill the vacant director position created by the resignation of Mr. Zorko. Mrs. Boiter is standing for election at the Annual Meeting.

The following are the Board’s director nominees:

Name	Offices and Positions, if any, held with the Company; Age	First Became a Director of the Company
David S. Barrie	Director and Chairman of the Board; Age 66	2012
Cynthia A. Boiter	Director; Age 45	2019
David B. Brown	Director; Age 56	2015
David J. Mansfield	Director, President and Chief Executive Officer; Age 59	2017
Jerome T. Walker	Director; Age 55	2014

The director nominees’ biographical sketches, including their business experience during the past five years, directorships of other public corporations and their qualifications to serve on our Board are set forth below.

David S. Barrie has been a director of the Company since 2012, and Chairman of the Board since September 2015. Mr. Barrie has been Principal of Barrie International, LLC since 2009, providing strategic and operational consulting, principally in the area of merger and acquisitions, to senior management of companies in the U.S. and abroad including NYSE listed companies and international advisory firms. He has also been a Senior Executive Advisory Board member of Brown, Gibbons, Lang & Company, a middle market investment banking firm since 2009. He is a sitting director and Chairman of the Board of Advanced Battery Concepts, LLC, a private for-profit company developing leading edge lead acid battery technologies. He has also served as a director for several non-profit institutions, including the Cleveland Museum of Natural History. He has served as an instructor for the Cornell Law School transactional law competition and has presented programs on best merger and acquisition practices to corporate executives, as well as reviewed, from time to time, certain specific acquisition candidates for business clients.  Mr. Barrie is a member of and a Board Leadership Fellow of the National Association of Corporate Directors ("NACD"). He earned his Bachelor of Arts with honors in Political Science and Economics from Kenyon College and his Juris Doctor, Law, from Cornell University Law. Mr. Barrie's extensive experience in general management, strategic planning, mergers and acquisitions and international business provide valuable perspectives and insights to our Board and qualifies him as one of our directors.

David B. Brown has been a director of the Company since 2015. He has been the Chief Financial Officer for the Weir Flow Control division since March 2019. Previously he was the CFO for Tellabs Access, LLC, a global telecommunications supplier owned by Marlin Equity Partners, from October 2015 to March 2019. He provided consulting services to private clients from June 2013 to September 2015 including serving as the Interim CFO at MV Transportation, Inc., a $1.0 billion private provider of paratransit services and passenger transportation contracting firm. From November 2010 to February 2016, Mr. Brown was a Board Member, Audit Committee Chair and Compensation Committee member for Cubic Energy, Inc. (n/k/a Hilltop Energy, LLC), an independent energy company engaged in the development and production of, and exploration for, crude oil and natural gas and natural gas liquids. Mr. Brown received his Bachelor of Arts degree in Accounting from the University of Texas at Austin and is a Certified Public Accountant in the State of Texas. Mr. Brown spent the first 10 years of his career with PricewaterhouseCoopers serving primarily clients in the energy industry while stationed in its Dallas, London, Houston and Moscow offices. He is an active member of the World Affairs Council, Financial Executives International and NACD. David Brown has been a NACD Board Leadership Fellow since 2015. Mr. Brown brings to our Board extensive business transformation experience, accounting experience, expertise in the oil and gas industry, a breadth of global business knowledge and best practices gained working with both public and private-equity owned global businesses, all of which qualifies him as one of our directors.

David J. Mansfield has been the Company's President and Chief Executive Officer since November 2016 and a director of the Company since January 30, 2017. From 2015 to 2016, Mr. Mansfield served as CFO of Compressor Engineering Corp. & CECO Pipeline Services Co., which provide products and services to the gas transmission, midstream, gas processing, and petrochemical industries. In this position, he had overall responsibility for the group’s financial affairs, including the development and execution of turnaround plans and the successful negotiation of a corporate refinancing. From 2009 to 2014, Mr. Mansfield served as CFO and as Acting CEO of Pipestream, Inc. a venture capital-owned technology development company providing a suite of products to the oil and gas pipeline industry. In this position, he was a member of the executive team with overall responsibility for directing the financial, accounting and administrative affairs of the company, including IT, HR, insurance, internal control, management and financial reporting, treasury, tax compliance, investment evaluation, strategic planning, budgeting and forecasting. He also had overall responsibility for commercial, marketing and business development activities. As Acting CEO his responsibilities included establishing corporate strategies and directing the activities of the company toward the successful technical development and commercialization of its products and services and for the development of a sustainable and profitable business. From 1992 to 2009, Mr. Mansfield was employed with Bredero Shaw, the world’s largest provider of protective coatings for the oil and gas pipeline industry, most recently as Vice President Strategic Planning. During his tenure with Bredero Shaw, Mr. Mansfield served in numerous roles including Vice President Controller and Commercial General Manager, Europe, Africa & Former Soviet Union. He played a key role in strategy development and merger and acquisition activities as the company grew from annual revenues of $100 million to over $900 million. Mr. Mansfield brings to the Board extensive general management, business development and merger and acquisition experience in businesses similar to the Company’s and, which in addition to being our CEO, qualifies him as one of our directors.

Jerome T. Walker has been a director of the Company since 2014. He is CEO of Caribbean Distributed Energy, LLC ("CDE"), a company he co-founded in early 2017. CDE is a global provider of modular, packaged energy solutions. He was President and member of the Board of Managers of eCorp International, LLC, a privately held energy asset services company, from February 2016 to October 2017. Previously, he had been Executive Vice President of Global Solutions and Corporate Officer at Dresser-Rand Group Inc., a global supplier of custom-engineered rotating equipment solutions for long-life, critical applications in the oil, gas, chemical, petrochemical, process, power, military and other industries worldwide, since September 2012. He is a member of the NACD. Mr. Walker received a Master of Business Administration degree from Northwestern University Kellogg Graduate School of Management and a Bachelor of Science degree in chemical engineering from the University of Notre Dame. Mr. Walker's extensive experience in the energy industry, large industrial operations and international business development, particularly Brazil, China, India and the Middle East, brings additional insight to our Board on strategy, resource and process deployment for accelerating profitable growth, and qualifies him as one of our directors.

Cynthia A. Boiter was appointed to our Board on January 21, 2019.  Mrs. Boiter is Chief Financial Officer, Chemicals Division of Milliken & Company, a leading, privately-held, technology-based company with businesses in the performance material, floor covering and chemical markets. Mrs. Boiter joined Milliken in 2012 as the Director of Marketing, Strategy and Business Development for the Chemicals Division. Her scope of experience covers both public and private sectors in a variety of industries. In 2013, she became the Chief Financial Officer for the Chemicals Division. Prior to joining Milliken, Mrs. Boiter held various finance and business leadership positions at Eaton Corporation and MeadWestvaco. She has a B.S. in Accounting from Indiana University and a Masters of Business Administration from Emory University. Mrs. Boiter brings extensive experience in strategy and planning, mergers and acquisition and CFO level experience in international companies, all of which qualifies her as one of our directors

Director Selection and Board Refreshment

It is a top priority of our Board and our Nominating and Corporate Governance Committee that our directors have the skills, background and values to effectively represent the long-term interest of our stockholders. Throughout the year, our Board reviews a matrix of the cumulative qualifications, skills and experience that we believe our Board needs to have and discusses whether there are any gaps that need to be filled that will improve our Board’s performance. We assess potential new director candidates in light of the matrix and whether they possess the qualifications, skills and experience needed by our Board. When we identify potential new director candidates, we review extensive background information compiled by our professional search firm, evaluate their references, consider their prior board experience and conduct in-person interviews.  Considering and valuing diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its stockholders.

We also believe that new perspectives and ideas are essential for an innovative and strategic Board. The average tenure of our directors is approximately 3.6 years. Since 2014, we have added four new directors to our Board, including Mrs. Cynthia A. Boiter added in 2019. In addition, the Committee routinely reviews the Board’s committee assignments with a goal of rotating membership on committees every three to five years. The committee assignments were most recently rotated in May 2017. Our Board will continue to review and refresh the skills, qualifications and experiences necessary for our Board to serve the long-term interests of our stockholders.

Our corporate governance principles require our Nominating and Corporate Governance Committee to recommend director nominees such that our Board is comprised of a substantial majority of independent directors and possesses a variety of experience and background, including those who have substantial experience in the business community, those who have substantial experience outside the business community (such as public, academic or scientific experience), and those who will represent our stakeholders as a whole rather than special interest groups or individual constituencies.

Each candidate should have sufficient time available to devote to our affairs and be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of his or her responsibilities including being able to represent the best long-term interests of all of our stockholders. Each candidate also should possess substantial and significant experience that would be of particular importance to us in the performance of his or her duties as a director. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the foregoing criteria, based on whether or not the candidate was recommended by a stockholder.

The Board believes that the director nominees are highly-qualified and bring a collective balance of relevant knowledge and skills to the boardroom and an effective mix of diversity and leadership and professional experiences.  The Skills Matrix table set forth below highlights each director nominee’s skills, knowledge and experience that uniquely qualify such director to serve on the Board.  A particular director nominee may possess additional skills, knowledge and experience even though they are not indicated below. All director nominees satisfy the criteria set forth in our corporate governance principles and possess the characteristics that are essential for the proper and effective functioning of the Board.

Board of Directors Skills Matrix

Board Skills Deemed Important
Directors - as individuals	D. Barrie	J. Walker	C. Boiter	D. Brown	D. Mansfield	Board Skills Collective Assessment
Energy Industry		✔		✔	✔	✔
Senior Executive Experience	✔	✔	✔	✔	✔	✔
Operations	✔	✔	✔	✔	✔	✔
Strategy & Planning	✔	✔	✔	✔	✔	✔
Corporate Governance	✔	✔		✔		✔
International Experience	✔	✔	✔	✔	✔	✔
Mergers and Acquisitions	✔	✔	✔	✔	✔	✔
Capital Market Experience	✔	✔	✔	✔	✔	✔
Accounting and Finance		✔	✔	✔	✔	✔
Legal & Regulatory	✔	✔	✔	✔	✔	✔
IT Management			✔	✔	✔	✔
IR/PR		✔	✔	✔		✔
HR, Talent Acquisition & Development	✔	✔	✔	✔	✔	✔
Risk Assessment & Management	✔	✔	✔	✔	✔	✔

The Board believes that all director nominees exhibit:

✔ High Integrity	✔ Commitment to the Long-Term Interests of our Stockholders
✔ Leadership Experience	✔ Strong Business Judgement
✔ Commitment to Ethics	✔ Commitment to Safety and Diversity in the Workplace
✔ Proven Record of Success	✔ Diversity of Thought

Vote Required

The affirmative vote of a plurality of the shares of our Common Stock present or represented by proxy at the Annual Meeting is required to elect our five director nominees. Any shares that are not voted on this matter at the Annual Meeting, whether by abstention, broker nonvote or otherwise, will have no effect on the election of directors at the Annual Meeting

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF OUR DIRECTOR NOMINEES.

PROPOSAL 2 - APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended ("Exchange Act"), we are asking our stockholders to approve the following advisory resolution at the Annual Meeting regarding the compensation of our Chief Executive Officer and our two other most highly compensated executive officers (collectively "Named Executive Officers" or "NEOs"):

"RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Company's Proxy Statement as disclosed in the Executive Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement."

We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives you as a stockholder the opportunity to express your views on our 2018 compensation for our NEOs. This vote is not intended to address any specific item of compensation; rather, your vote relates to the overall compensation of our NEOs as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Stockholder Engagement and Outreach

At the Company's 2018 annual meeting of stockholders, our Board of Directors reaffirmed our intent to increase engagement with you, our stockholders.  Following the 2018 annual meeting, our Chairman of the Board, Chairman of the Compensation Committee, and Chief Executive Officer reached out to 11 stockholders holding 200,000 or more shares of our Common Stock to ask for their thoughts on our executive compensation and corporate governance practices.  Additionally, in March 2019 we reached out again to these stockholders to share with them many of the changes we had made and also to solicit their thoughts and opinions on how we are doing in responding to their expectations.  These stockholders represented more than 50% of the shareholdings in our Company. Specifically, our Board was interested in receiving stockholders’ feedback on any recommended improvements to our executive compensation and corporate governance practices so that we could consider their suggestions into our ongoing review of these two areas.

After considering the results of the say-on-pay vote held at the 2018 annual meeting, we aggregated all stockholder feedback and shared the results with the Board of Directors. As a result of the Board's review, and since our executive compensation program had not been benchmarked since 2016, our Compensation Committee, in early 2019, engaged Willis Towers Watson ("WTW") as an independent compensation consultant to advise the Committee and Board on our executive compensation program compared to contemporary industry practices.

WTW compared the design and compensation levels of our current executive compensation program to a market benchmarking reference group of general industry companies which have revenue amounts similar to the Company. WTW also compared our executive compensation program to a smaller group of public industrial manufacturing peer group comparatives as a check on the general industry group survey data.   Based on its comparative market benchmarking analysis, WTW concluded that the Company's aggregate executive pay is positioned between the 25th and 50th percentile when measured against the general industry survey data and below the 50th percentile when measured against the peer group.  The survey also concluded that the CEO’s pay mix (base, cash bonus and long-term incentive) is generally consistent with market practices but the other executives have a lower weighting on long-term incentives than the benchmark. As a result of these findings, consideration of future executive compensation will include moving the executives, as a group, closer to the survey 50th percentile and increasing the weighting on long-term incentives.

Our executive compensation goals and guiding principles emphasize pay-for-performance. We base several elements of our compensation upon delivering high levels of performance relative to performance measures that the Compensation Committee has approved. For example, (i) the annual Financial Short-Term Incentive Plan (STIP) requires that we achieve financial performance before recipients are entitled to this compensation; and (ii) the Long-Term Incentive Plan (LTIP) equity component of our compensation program provides greater financial benefits when our stock price is increasing. Our goals and guiding principles are as follows:

✔	Create and reinforce pay-for-performance. Reward exceptional performance with increased compensation, while delivering reduced or no incentive pay when we do not achieve performance expectations.
✔	Encourage both the desired results and the right behaviors. Strike a balance to reward the delivery of near-term results that drive long-term performance, while incorporating risk-mitigating features to ensure the compensation program does not encourage excessive or inappropriate risk-taking.
✔	Align the interests of management with the interests of stockholders. Deliver a significant portion of executive compensation in equity-based awards, with required minimum stock ownership guidelines designed to appropriately focus our management on long-term, sustainable growth and increasing share price.
✔	Ensure our performance goals and measures align with our strategy and operating plan. Set performance goals that are challenging yet achievable during the applicable performance period and align with our long-term strategic objectives.
✔	Target compensation approaching the 50th percentile. Establish target compensation with reference to our compensation peer group for target performance to help us remain competitive among our peers and in our industry in attracting and retaining top executive talent.

Prior to voting, stockholders may wish to review our discussion of executive compensation including elements that make up our total compensation more fully in the section entitled "Executive Compensation Discussion and Analysis", as well as the discussion regarding the Compensation Committee. We believe our executive compensation programs are structured to best support our company and our business objectives.

Although this is an advisory vote that will not be binding on our Compensation Committee or Board, our Compensation Committee and Board will carefully review the results of our stockholder vote on this say-on-pay proposal. Our Compensation Committee will consider stockholders' concerns and take them into account in future determinations concerning executive compensation. The Board therefore recommends that you indicate your support for the Company's executive compensation in fiscal year 2018, as outlined in the above resolution.

Vote Required

The compensation of the Company's named executive officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 - ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders with a vote on how frequently we will submit the advisory vote on the compensation of our named executive officers to our stockholders. Accordingly, we are asking our stockholders whether the advisory vote on the compensation of our named executive officers should occur every year, every two years or every three years.

Our Board recommends that stockholders vote for the submission of the advisory vote on the compensation of our named executive officers to our stockholders every year (an annual vote), because we believe that an annual vote promotes best governance practices and facilitates our Compensation Committee’s and our management’s consideration of the views of our stockholders in structuring our compensation programs for our named executive officers. We believe that an annual vote provides our Compensation Committee and our management with more direct input on, and reactions to, our current compensation practices, and better allows our Compensation Committee and our senior management to measure how they have responded to the prior year’s vote.

For the reasons discussed above, our Board recommends that stockholders vote for holding an advisory vote on the compensation of our named executive officers at our annual meeting of stockholders every year. In voting on this Proposal 3, stockholders should be aware that they are not voting “for” or “against” the Board’s recommendation. Rather, stockholders will be voting to determine, on an advisory basis, the frequency of the advisory vote on the compensation of our named executive officers, which may be every year, two years or three years, or stockholders may abstain entirely from voting on the proposal.

Vote Required

The frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency of the advisory vote on the compensation of our named executive officers that stockholders are deemed to have approved. Abstentions and broker non-votes do not constitute a vote for any particular frequency.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE SUBMITTED TO STOCKHOLDERS EVERY “ONE” YEAR.

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF COMPANY'S INDEPENDENT ACCOUNTANT

The Audit Committee has appointed Grant Thornton LLP as the Company's independent accountant for our fiscal year ending January 31, 2020, and our Board and Audit Committee recommend that our stockholders ratify this appointment at the Annual Meeting.

While our Audit Committee is responsible for the appointment, discharge, compensation and oversight of our independent accountant, the Company is requesting, as a matter of good corporate governance, that our stockholders ratify the Audit Committee's appointment of Grant Thornton LLP as our fiscal 2019 independent accounting firm. If the stockholders fail to ratify the appointment, our Audit Committee will consider the appointment of other independent accountants or may retain Grant Thornton LLP or another firm without re-submitting the matter to our stockholders. Even if the appointment is ratified, our Audit Committee may, at its discretion, appoint a different independent accountant at any time during fiscal 2019 if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The appointment of Grant Thornton LLP as our independent accountant for our fiscal year ending January 31, 2020 will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions will not affect the voting results for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF OUR APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANT FOR FISCAL 2019.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance Highlights

Our Board is committed to excellence in our corporate governance. We know that our long-standing tradition of principled, ethical governance benefits you, our stockholders, as well as our customers, employees and communities, and we have developed and will continue to maintain a governance profile that aligns with industry leading standards and expectations.  We believe that this high standard will continue to have a direct and substantial impact on our business.  The following table presents a brief summary of the recent focus of our governance reviews, based on both Board self-assessment and external feedback, followed by more in-depth discussion in this proxy statement.

Overview	Focus Areas	Recent Actions
Corporate Governance	Board Retirement Policy	Board adopted a retirement policy requiring non-employee directors to retire from the Board, and not stand for reelection, on the date of the annual stockholder meeting following their 72nd birthday.
	Stockholder Right to Call Special Meetings	The Board revised the Bylaws to permit stockholders holding 10% of our outstanding common stock to call a special meeting without limitation.
	Poison Pill Elimination	Poison Pill to expire on September 15, 2019 and will not be extended or renewed.
Board Refreshment and Gender Diversity

Average tenure of directors - 3.6 years

Four new directors in last five years

Reduced Board size from eight directors to five directors in last four years

Cynthia A. Boiter appointed to the Board on January 21, 2019.

	Director Qualifications and Experience	Added matrix highlighting the skills of individual directors and the Board as a whole to this proxy statement.
Stockholder Outreach

Conducted frequent and expansive stockholder outreach in 2018 and 2019. Our Chairman, CEO, and other independent Board members spoke to our large stockholders who collectively own more than 50% of our outstanding shares on a variety of topics including say on pay, executive compensation, company strategy, growth and governance issues.

Compensation Committee Communication & Responsiveness	Review of the Executive Compensation Program

In 2019 the Compensation Committee engaged executive compensation consultant Willis Towers Watson to evaluate its compensation practices through peer and market industry practices. Future compensation reviews to incorporate survey feedback and recommendations.

Long-Term Equity-Based Incentive Plan

Reviewed and reaffirmed the use of our long-term equity-based incentive awards, which by their nature tie compensation directly and objectively to our stock price, help ensure that our executives’ interests are aligned with those of our stockholders. Agreed to drive towards an increased percent of senior executive compensation to long-term equity during future compensation allocations.

	Equity Vesting Acceleration upon a Change in Control	All future restricted stock award terms to contain "double-trigger" vesting of equity awards in connection with a change in control.
	Clawback Policy	The Board adopted formal guidelines and policies relating to clawbacks for incentive compensation paid to Board members and executive officers.
Stock Ownership Guidelines

The Board approved stock ownership guidelines as follows:

● CEO - 3X Annual Base Salary

● Executive officers including NEO 1.5X Annual Base Salary

● Independent Directors - 3X Annual Base Cash Retainer

Director and executive officer ownership table included in this proxy statement.

	Disclosure of Stockholding Periods	Executive officers are required to hold shares until ownership guidelines are met.
	Anti-Hedging/Pledging Policy	Adopted formal guidelines and policies relating to hedging and pledging which are found in our Insider Trading Policy

Director Independence

Our Board currently consists of five directors, all of whom are nominated for re-election or election to our Board at the Annual Meeting. The Board has determined that four of the five nominated directors are "independent directors" within the meaning of the Nasdaq Stock Market rules. David J. Mansfield is our Chief Executive Officer and, thus, does not meet the definition of "independent" under the Nasdaq Stock Market rules.

Director Compensation

In early 2018, our Compensation Committee engaged Willis Towers Watson as its independent compensation consultant to advise the Committee and the Board on our non-employee directors compensation program. As a result of its engagement, WTW compared the design and compensation levels of our current non-employee director compensation program to a market benchmarking reference group of approximately 100 publicly-traded companies from various industries and which have revenue of less than $300 million. In 2019 the Compensation Committee once again reviewed the WTW benchmarked data, confirmed the Company's competitiveness and was satisfied with its Director current compensation. As a result, no change in director compensation will be made following the Annual Meeting.

The following table sets forth our non-employee director compensation program:

Annual cash retainers
Non-Employee Director	$45,000
Independent Chairman of the Board	40,000
Chairman of Audit Committee	10,000
Members of the Audit Committee	6,000
Chairman of the Compensation Committee	7,500
Members of the Compensation Committee	6,000
Chairman of the Nominating and Corporate Governance Committee	5,000
Members of the Nominating and Corporate Governance Committee	5,000

Annual equity grant (1)
Non-Employee Director	$50,000
Independent Chairman of the Board	60,000

(1)

Independent non-employee directors receive an annual grant under our 2017 Omnibus Stock Incentive Plan ("2017 Plan") of deferred Common Stock in the dollar amount noted above. The number of deferred Common Stock granted are calculated by dividing the dollar value of the grant by the fair market value of the Common Stock on the date of grant. Such deferred Common Stock vests immediately and is issuable upon the director’s departure from our Board.

The Chairman of the Board sits as a de facto, non-paid participant of each of the Board Committees.

The Board and Committee retainers are intended to fully compensate the directors for their time engaged in activities on behalf of the Company.  In certain, rare circumstances, such as in connection with a significant non-scheduled project, the Chairman of the Board may determine that compensation beyond the standard retainers is warranted. No such additional compensation was paid during fiscal 2018.

The following table shows the total compensation earned by our non-employee directors for the fiscal year ending January 31, 2019:

Directors' 2018 Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
David S. Barrie	$85,000	$60,000	$145,000
Cynthia A. Boiter	1,894	—	1,894
David B. Brown	70,263	50,000	120,263
Jerome T. Walker	67,763	50,000	117,763
Mark A. Zorko	66,317	50,000	116,317

(1)

Deferred Common Stock awards are awarded under our 2017 Plan and are issuable to the director as shares of Common Stock on the date the director ceases to be a director. Based on a closing sale price of $9.79 on the award grant date, each such deferred Common Stock award represents 6,129 shares and 5,107 shares of our common stock awarded to the Chairman of the Board and each other non-employee director, respectively. The amounts reported in the Stock Awards column represent the grant date fair value based on the closing sale price of our Common Stock.

The following table summarizes the aggregate amount of deferred stock and option awards held by our non-employee directors at January 31, 2019:

Name	Number of Deferred Stock (1)	Number of Stock Options (2)
David S. Barrie	28,272	10,000
David B. Brown	22,003	—
Jerome T. Walker	24,420	—
Mark A. Zorko	27,250	7,500

(1)	Deferred Common Stock awards are issued as Common Stock upon departure from our Board.
(2)	All options are vested and fully exercisable. Mr. Barrie’s options have an exercise price of $5.55 per share; Mr. Zorko’s options have a weighted average exercise price of $6.89 per share.

Guidelines for Director and Officer Equity Ownership

The Compensation Committee and the Board believe there is stockholder value in our directors and executive officers owning a significant amount of our stock in order to further link their economic interests to those of our stockholders. To underscore this value, we require our directors and officers to own a number of shares of our common stock having a total value equal to the following multiples of their respective base salaries or base cash retainers, as applicable:

Group	Stock Ownership Requirement
President and CEO	3.0 X Annual Base Salary
Executive Officers	1.5 X Annual Base Salary
Independent Directors	3.0 X Annual Base Cash Retainer

Equity Position

Directors and Officers	Total Position in Shares	Guideline Multiple	Achieved	Excess/(Short) (1)
David J. Mansfield	120,886	3.0	Yes	$17,543
D. Bryan Norwood (2)	-	1.5	No	(375,000)
Wayne M. Bosch	39,806	1.5	Yes	1,936
David S. Barrie	30,192	3.0	Yes	5,040
Cynthia A. Boiter (3)	-	3.0	No	(135,000)
David B. Brown	22,003	3.0	Yes	35,057
Jerome T. Walker	24,420	3.0	Yes	65,051

(1) Equity ownership was calculated using the closing price of common stock on the date of grant.

(2) Mr. Norwood joined the Company on October 1, 2018

(3) Mrs. Boiter was appointed to the Board on January 21, 2019

An executive officer’s or non-employee director’s ownership can take the form of direct ownership or indirect ownership of our Common Stock through family trusts, deferred company stock unit programs, or in any other manner commonly acceptable to the Company, however, unexercised stock options do not count towards the equity ownership requirements. Executive officers and non-employee directors have five years from the date of first appointment or election as an executive officer or non-employee director to achieve these recommended levels of equity ownership. The Compensation Committee reviews the equity ownership requirements annually.  Executive officers and non-employee directors may not sell shares of our Common Stock until they achieve the recommended level of equity ownership, and then they may only do so to the extent their equity ownership would not drop below recommended level. All of our executive officers and non-employee directors are in compliance with their stock ownership requirements other than Mr. Norwood and Mrs. Boiter who have been executive officer or a non-employee director only since October 1, 2018, and January 21, 2019, respectively.

The Board’s Role in the Oversight of Compensation Risk

To help mitigate compensation risk, and align executives’ interests with those of our stockholders, we have adopted a number of policies as follows.

Insider Trading Policy – Hedging and Pledging

Our Named Executive Officers and Board of Directors are prohibited from hedging or pledging any Company securities that they hold directly. In addition, our Named Executive Officers and Board of Directors are prohibited from engaging in short sales of our securities and may not hedge or pledge equity compensation.

Clawback Policy

The Board has adopted a policy which provides for the recoupment of certain executive compensation in the event either (1) the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the U.S. securities laws or (2) an executive violates the Company's code of conduct or breaches a fiduciary duty or is grossly negligent or engages in illegal or improper conduct causing financial or reputational harm to the Company. The Board will determine, in its sole discretion, the method for recouping incentive compensation under the policy which may include, without limitation: (a) requiring reimbursement of cash incentive compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the executive; (d) cancelling outstanding vested or unvested equity or cash awards; and/or (e) taking any other remedial and recovery action permitted by law, as determined by the Board.

Other Risk Mitigators

We pay incentive compensation only after our audited financial results are complete and the Compensation Committee has certified our performance results and the associated incentive awards.

Board and Committee Meetings

The Board has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. Our independent Chairman of the Board serves as a de facto non-paid member of all three committees. During 2018, the following number of meetings were held:

Number of Meetings
Board of Directors	4
Audit Committee	5
Nominating and Corporate Governance Committee	4
Compensation Committee	4

In addition to regular meetings, the Board and each committee also meets in executive sessions.

Audit Committee

The Audit Committee consists of David B. Brown (Chairman), Cynthia A. Boiter and Jerome T. Walker. The Board has determined that all members of the Audit Committee are "independent" as that term is defined in the Nasdaq Stock Market rules. The Board has also determined that two of the members of the Audit Committee, Mr. Brown and Mrs. Boiter, qualify as "audit committee financial experts" as defined under SEC regulations.

The principal duties of the Audit Committee include:

•	Selecting the Company’s independent registered public accounting firm;
•	Evaluating the independent registered public accounting firm’s independence;
•

Monitoring the scope, approach and results of the annual audits and quarterly reviews of the Company's financial statements and discussing the results of those audits and reviews with management and the independent registered public accounting firm;

•	Overseeing the effectiveness of the Company’s internal audit function and overall risk management processes; and
•	Discussing with management and the independent registered public accounting firm the nature and effectiveness of the Company’s internal control systems.

The Board last updated its Audit Committee Charter in 2017, which is available at www.permapipe.com under: Investors - Corporate Governance.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of David S. Barrie (as Acting Chairman), Cynthia A. Boiter, David B. Brown, and Jerome T. Walker. The Board has determined that all members of the Nominating and Corporate Governance Committee are "independent" as that term is defined under the Nasdaq Stock Market rules. The Committee evaluates individual directors, committees, and the Board as a whole.

The Nominating and Corporate Governance Committee also oversees the CEO succession planning process and reviews, at least annually, and approves other management succession plans to ensure continuity in our senior management positions.

The Nominating and Corporate Governance Committee identifies the attributes of the Board's incumbent members believed to contribute to the work of the Board and its committees, including leadership, accomplishments, experience, skills, diversity, integrity and commitment to Board duties. When a position on the Board becomes vacant, or if the number of the members of the Board is being increased, the Nominating and Corporate Governance Committee reviews these attributes of the incumbent members and determines the attributes that, if possessed by the new Board member, would likely result in a significant contribution to the Board. Candidates recommended to the Nominating and Corporate Governance Committee for consideration as nominees for vacant or new Board positions are then evaluated with respect to the attributes determined by the Nominating and Corporate Governance Committee to be optimal for the vacant or new position. Following the evaluation, which includes interviews and such other procedures the Nominating and Corporate Governance Committee deems advisable, the Nominating and Corporate Governance Committee makes a recommendation to the Board regarding a candidate either to be nominated for election at the next annual meeting of stockholders or appointed by the Board between such meetings. The Committee and the Board understand diversity as involving points of view and experience, although the Committee also considers gender and racial diversity. Such diversity is an integral part of the needs evaluation and candidate evaluation processes described immediately above. The Nominating and Corporate Governance Committee reviews and assesses the effectiveness of its practices for consideration of such diversity by periodically analyzing the points of view and experience of the Board as a whole to determine whether it would be desirable to add a director or directors with certain additional or needed skills and experience.

Recommendations for potential director nominees may come from many sources, including members of the Board, executive officers, stockholders, self-recommendations, members of the communities the Company serves, or search firms. All persons recommended to the Board or the Nominating and Corporate Governance Committee for a vacant or new Board position are given equal consideration regardless of the source of the recommendation. In addition, the Nominating and Corporate Governance Committee may engage, on behalf of the Board, a professional search firm to identify potential directors.

In 2018, the Nominating and Corporate Governance Committee retained a search firm to assist it in identifying and assessing potential director candidates meeting the criteria established by the Committee, interviewing and screening such candidates, and acting as an intermediary with such candidates. When identifying Cynthia A. Boiter as a nominee for the director position, the Committee considered her experience as a senior executive, as well as her experience in operations, international business, and accounting and finance and her business judgement, diversity and independence of thought.

Any stockholder wishing to make a recommendation for a person to be considered by the Nominating and Corporate Governance Committee pursuant to the process described above as a potential nominee to the Board should refer to "Stockholder Proposals and Nominations for 2020 Annual Meeting" for a discussion of the procedures that stockholders are required to follow in order to submit nominees for consideration by the Nominating and Corporate Governance Committee.

The Board updated its Nominating and Corporate Governance Committee Charter in 2018, which is available at www.permapipe.com under: Investors - Corporate Governance.

Compensation Committee

The Compensation Committee consists of Jerome T. Walker (Chairman), Cynthia A. Boiter and David B. Brown. The Board has determined that all members of the Compensation Committee are "independent" as that term is defined under the SEC rules and Nasdaq Stock Market rules, including those specifically applicable to compensation committee members.

The Compensation Committee generally undertakes the following activities:

•	Assists the Board in overseeing the Company's compensation, including equity plans and benefits strategies;
•	Determines the appropriate compensation for our President/CEO, and recommends its approval to our Board;
•	Consults with our CEO on the compensation of the Company's other executive officers;
•	Reviews the Company's list of high-potential key employees and their critical positions, along with their retention and succession plans;
•	Reviews our independent and non-employee director compensation and recommends its approval to our Board;
•	Oversees and approves an annual report of the Compensation Committee for inclusion in the Company’s annual proxy statement in accordance with applicable SEC rules and guidelines;
•	Reviews and approves the Executive Compensation Discussion and Analysis to be included in our proxy statement (or Annual Report on Form 10-K if required); and
•	Performs any other activities consistent with its Charter, the Company's bylaws, applicable law and as the Board deems necessary or appropriate.

In making decisions concerning executive compensation, the compensation committee typically considers, but is not required to accept, the recommendations of Mr. Mansfield, except that Mr. Mansfield does not make any recommendations with respect to his own compensation.

The Compensation Committee has delegated to the Company's Chief Human Resources Officer the authority to control, operate, manage and administer all executive compensation, equity-based compensation plans and benefit plans, but not to do any of the following: grant waivers of plan terms, conditions, restrictions or limitations; accelerate vesting or exercise of an award; establish new kinds of awards; establish or modify performance goals, or certify the attainment of performance goals.

The Board last updated its Compensation Committee Charter in 2018, which is available at www.permapipe.com under: Investors - Corporate Governance.

Board and Company Leadership

The Board believes it should retain the discretion to structure the leadership of our Board and the Company in the manner that best serves the Company's and its stockholders' interests at a given time, and accordingly, has no fixed policy with respect to combining or separating the offices of Chairman and CEO. The Board has determined that, if the Chairman is not an independent director, a Lead Independent Director should be selected by the independent directors and should serve as the chair of the Nominating and Corporate Governance Committee. David S. Barrie has served as our independent Chairman of the Board since September 2015. As a result, the Company does not have a Lead Independent Director at this time. The Board believes that its current leadership structure is effective and appropriate; allows for a separation of oversight between management and the Board; provides an experienced Chairman with whom the CEO can discuss issues facing the Company; and empowers a significant voice to non-management directors.

Board's Oversight of Enterprise Risk

Our Board is responsible for overseeing the major enterprise risks facing our Company and reviewing management's proposals for the mitigation of such risks. It reviews and discusses significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control and report such exposures. In performing its oversight responsibilities, our Board periodically discusses with management the Company's policies with respect to enterprise risk assessment and risk management, including risks inherent in proposals for which the Board's approval is sought. Our Audit Committee and Compensation Committee report to the Board regularly on matters relating to the specific areas of risk each committee oversees. Throughout the year, the Board and certain of its committees receive regular reports from management regarding any major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and its relevant committees dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail. Furthermore, management routinely assesses significant risks inherent to the Company's business.

Board and Stockholder Meeting Attendance

The Company expects Board members to attend all meetings of the Board, Board committees on which they are a member, and the annual meeting of the Company's stockholders. During 2018, all directors then serving in office attended all of the meetings of the Board and all Board committees on which such director served. All directors then serving in office attended the Company's 2018 annual meeting.

Code of Conduct

The Company has adopted a Code of Conduct, which is applicable to all employees of the Company and to the Company's Board. The Code of Conduct is publicly available on the Company's website at www.permapipe.com under: Investors - Corporate Governance.

Stockholder Communication with our Board of Directors

Stockholders may communicate with our Board by submitting their communications in writing, addressed to the Board as a whole or, at the election of the stockholder, to one or more specific directors, in care of the Corporate Secretary of the Company, to: Corporate Secretary, Perma-Pipe International Holdings, Inc., 6410 W. Howard Street, Niles, Illinois 60714. Our Corporate Secretary will submit all such matters to the Board or specific directors, as applicable. Stockholders also will have the opportunity to communicate with Board members at the Annual Meeting.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Stockholders who wish to submit a complaint under these procedures should submit the complaint in writing to: Chief Compliance Officer, Perma-Pipe International Holdings, Inc., 6410 W. Howard Street, Niles, Illinois 60714.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee of the Board, which met five times during the last fiscal year, consists of three independent directors. The members of the Audit Committee meet the independence requirements, and two of the current members, Mr. Brown and Mrs. Boiter, and the prior member Mr. Zorko (who resigned his position from the Board effective February 1, 2019 and was replaced by Mrs. Boiter), meet the financial literacy requirements, of Nasdaq and the additional, heightened independence criteria applicable to members of the Audit Committee under SEC and Nasdaq rules.

Management is responsible for the Company’s internal controls and the financial reporting process by which it prepares the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on those statements. The Audit Committee monitors the Company’s financial reporting processes, including its internal control systems.

During 2018, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team. Additionally, the Audit Committee held four separate private executive sessions, at each of its regularly scheduled meetings, with the Company’s independent registered public accounting firm, Vonya Global (a firm engaged by management to provide internal audit and compliance support) and with the Company’s CEO and CFO, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place. The Audit Committee’s agenda is established by the Audit Committee’s Chairman and the Company’s CFO.

Management updates the Audit Committee periodically on its process to assess the adequacy of the Company’s system of internal control over financial reporting; the framework used to make the assessment; and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee, senior members of management, Vonya Global reviewed the Company’s policies and procedures with respect to risk assessment and risk management.

Each year, the Audit Committee evaluates the performance of the Company’s independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the current independent registered public accounting firm or consider other audit firms. Based on this evaluation, the Audit Committee decided to re-engage Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2019 Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, the Audit Committee continued its long-standing practice of recommending that the Board ask the Company’s stockholders, at the Annual Meeting, to ratify its appointment of the Company’s independent registered public accounting firm.

With respect to the Company’s audited financial statements for fiscal 2018:

•	The Audit Committee reviewed and discussed the audited financial statements with management;
•	The Audit Committee met with Grant Thornton LLP and discussed the matters required by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC; and
•

The Audit Committee received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence.

In reliance upon the Audit Committee’s reviews and discussions with both management and Grant Thornton LLP referred to above, management’s representations and the report of Grant Thornton LLP on the Company’s fiscal 2018 audited financial statements, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended January 31, 2019 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019 for filing with the SEC.

This Audit Committee Report is not to be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this Report by reference, and is not otherwise to be deemed filed under such Acts.

David B. Brown, Chairman

Cynthia A. Boiter

Jerome T. Walker

Members of the Audit Committee

AUDIT FEES

The Audit Committee appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended January 31, 2019. The Company’s stockholders ratified the engagement of Grant Thornton LLP at the 2018 Annual Meeting of Stockholders on June 5, 2018.

The Sarbanes-Oxley Act of 2002 prohibits an independent public accountant from providing certain non-audit services for an audit client. The Company engages various other professional service providers for these non-audit services as required. Other professional advisory and consulting service providers are engaged where the required technical expertise is specialized and cannot be economically provided by employee staffing. Such services include internal audit and tax services.

The aggregate amounts included in the Company’s financial statements for 2018 and 2017 for fees billed or to be billed by Grant Thornton LLP were as follows:

	2018	2017
Audit Fees	$533,856	$701,548
Audit-Related Fees	20,000	—
All Other Fees	4,900	4,900
Total	$558,756	$706,448

Audit fees include fees for all services performed to comply with generally accepted auditing standards in conjunction with the annual audit of the Company’s financial statements. In addition, these fees include fees for services in connection with statutory and regulatory filings, consents, reviews of financial statements included in the Company's Quarterly Reports on Form 10-Q and review of filings with the SEC, such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Audit-related fees include fees for all services related to providing consent for the Company’s Registration Statement on Form S-8 filed in fiscal 2018. All other fees include subscription fees for on-line accounting and auditing research services.

Representatives of Grant Thornton LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions and may make a statement if they so desire.

The Audit Committee, at each of its regularly scheduled meetings, and on an interim basis as required, reviews all engagements of Grant Thornton LLP for audit and all other services. Prior to the Audit Committee’s consideration for approval, management provides the Audit Committee with a description of the reason for, and nature of, the services to be provided along with an estimate of the time required and approximate cost. Following such review, each proposed service is approved, modified or denied, as appropriate. The Audit Committee maintains a record of all such approvals in its files for future reference. The Audit Committee approved all services provided by Grant Thornton LLP during the past two years prior to their undertaking.

The Audit Committee has adopted a policy for approving all permitted audit, audit-related, tax and non-audit services to be provided by Grant Thornton LLP in advance of the commencement of such services, except for those considered to be de minimis by law for non-audit services. Information regarding services performed by the independent registered public accounting firm under this de minimis exception is presented to the Audit Committee for information purposes at each of its meetings. There is no blanket pre-approval provision within this policy.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

General

The purpose of this Executive Compensation Discussion and Analysis is to provide information about the compensation of the following current and former executive officers, who are the Company’s NEOs for fiscal 2018: David J. Mansfield, the Company’s President and Chief Executive Officer, Wayne M. Bosch, the Company’s Vice President and Chief Human Resources Officer, and Karl J. Schmidt, the Company’s former Vice President and Chief Financial Officer. Mr. Schmidt retired from the Company on October 31, 2018. D. Bryan Norwood, the Company’s current Vice President and Chief Financial, is not considered an NEO for fiscal 2018 under the Exchange Act because he received less than $100,000 in total compensation during fiscal 2018 since he joined the Company on October 1, 2018.

Purpose of Executive Compensation Program

Our long-term success depends on our ability to attract, motivate, focus and retain highly talented individuals who are committed to the Company's vision, values and strategy. To that end, our executive compensation program is designed to link our executives’ pay to their individual performance, to our annual and long-term performance, and to successful execution of our business strategies. We also use our executive compensation program to encourage high-performing executives to remain with us over the course of their careers.

We believe the compensation packages for our Named Executive Officers are market competitive and reflect their extensive management experience, continued high performance, and exceptional service. We also believe our compensation strategies have been effective in attracting executive talent and promoting performance and retention.

Principles of Our Executive Compensation Program

We believe the level of compensation received by our executives should be closely tied to our corporate financial and stock price performance. This principle is apparent in the design of our executive compensation program and in the specific compensation packages we provide. In addition to aligning our executives’ pay with performance, we follow several other principles when designing and implementing our executive compensation program.

✔ Market and Peer Positioning

We believe the target, on average, for our executives’ total direct compensation opportunity (consisting of base salary, target annual bonus, and target long-term incentive value) should be approaching the 50th percentile of an independent market benchmark.

✔ Short-Term and Long-Term Balance

We strive for a balance between annual short-term and long-term elements of compensation consistent with an independent market benchmark. We believe in setting short and long-term goals that are challenging but attainable at their targeted levels without the need for our executives to take inappropriate risks, take actions that would violate our Code of Conduct, or make material changes to our long-term business strategy or our methods of management or operation.

✔ Pay at Risk

We believe that the more senior an executive’s position, the more of the executive's short and long-term compensation should be "at risk," which means it will vary based on the Company's consolidated financial and stock price performance.

✔ Alignment with Stockholders Interests

We believe that equity-based compensation and stock ownership should be a substantial part of our executive compensation program in order to link executives’ compensation with our stockholders’ returns. The greater the level of responsibility of the officer, the more their compensation should be stock-based and the higher their stock ownership requirement should be, which practice is consistent with market practices.

✔ Retention of Executives

We believe that our compensation program should support retention and motivation of our experienced executives and achievement of our leadership succession plans.

✔ Simple and Transparent

We believe that our executive compensation program should be transparent to our investors and employees as well as simple and easy to understand.

Summary Compensation

The following table shows the total compensation earned by the Company's NEOs for the fiscal years ended January 31, 2019 and 2018 for services rendered in all capacities to the Company and its subsidiaries.

Name and Principal Position	Fiscal Year	Salary	Bonus (2)	Restricted Stock Awards (3)	All Other Compensation (4)	Total
David J. Mansfield	2018	$356,506	—	$522,747	$10,433	$889,686
President and Chief Executive Officer	2017	340,000	—	510,000	10,254	860,254
Karl J. Schmidt(1)	2018	262,393	—	261,442	193,634	717,469
Former Vice President and Chief Financial Officer	2017	335,343	—	263,400	10,730	609,473
Wayne M. Bosch	2018	244,715	—	75,540	9,753	330,008
Vice President and Chief Human Resources Officer	2017	226,662	—	71,000	9,102	306,764

(1)	Mr. Schmidt retired from the Company on October 31, 2018.
(2)

The NEOs did not receive any cash bonuses in fiscal 2017 (for performance related to fiscal 2016) or, fiscal 2018 (for performance related to fiscal 2017), as the plan financial performance thresholds were not met for those respective years.

(3)

Represents the equity amount awarded in the fiscal year that will vest 1/3 per year over a three-year vesting period. Also represents the dollar amounts for the years shown of the aggregate grant date fair value of stock and unit awards granted in those years in accordance with SEC rules. These amounts reflect the Company's accounting expense and do not correspond to the actual value that may be realized by the NEOs. See the Grants of Stock-Based Compensation Awards table for information.

(4)	Details of the amounts presented in above in All Other Compensation are as follows:

Name	Fiscal Year	Severance	401(k) Contribution	Life Insurance Premiums	Total All Other Compensation
David J. Mansfield	2018	$—	$9,659	$774	$10,433
	2017	—	9,450	804	10,254
Karl J. Schmidt	2018	183,570	8,305	1,758	193,633
	2017	—	9,450	1,280	10,730
Wayne M. Bosch	2018	—	8,565	1,188	9,753
	2017	—	7,868	1,234	9,102

Grants of Stock-Based Compensation Awards in Fiscal 2018

The following table provides information about stock-based compensation awards granted to our NEOs in fiscal 2018:

Name	Grant Date	Restricted Stock Award in Shares (1)	Grant Date Fair Value of Awards (2)
David J. Mansfield	6/14/2018	53,396	$522,747
Karl J. Schmidt (3)	6/14/2018	26,705	261,442
Wayne M. Bosch	6/14/2018	7,716	75,540

(1)	The restricted stock vests ratably over three years. Each share of restricted stock is entitled to one vote.
(2)

The amounts shown in the Grant Date Fair Value of Awards column represent the fair value of the awards on the date of grant, as computed in accordance with Topic 718, excluding the effect of estimated forfeitures.

(3)	Restricted shares awarded to Mr. Schmidt were forfeited on October 31, 2018.

Executive Compensation Elements

In addition to their base salary, each NEO is annually assigned a target annual cash bonus amount under the Company’s short-term incentive plan. In addition, each NEO receives an annual long-term incentive stock grant under the 2017 Plan, which the Compensation Committee determines based on the Committee’s evaluation of their performance and, with respect to the NEOs other than the CEO, pursuant to the recommendation of the CEO and, to the extent applicable, generally consistent with each executive's employment agreement. Annually, corporate performance targets (based on EBIT and personal goals), are assigned various weights under the Company’s short-term incentive plan, such that achievement of the 100% level within each goal would have resulted in full payment of the specified targeted bonus for each NEO described below under "Executive Employment Agreements." Performance below the minimum threshold of the financial target may result in a zero payment, and performance above the maximum target may result in a higher bonus of up to 200%.

The fiscal 2019 short-term incentive bonus goals for the NEOs are expected to be based 80% on the Company’s achievement of its operating plan financial results for 2019, and 20% on each NEO’s achievement of his personal goals and objectives, as approved by the Compensation Committee and Board.

All NEOs are eligible for employee benefits available to the Company’s other salaried employees in the U.S., including group medical insurance, dental insurance, group life insurance, Company-funded short-term disability benefits, group long-term disability insurance, a 401(k) retirement plan and awards under the 2017 Plan.

We believe the ongoing health and wellness of our executives is critical for achieving our Company goals and creating stockholder value.  As a result, in April 2019 the Board approved the addition of an Executive Wellness Program which will require each senior executive to complete a Company paid, annual health and wellness assessment.

Pay for Performance Philosophy

In fiscal 2018, our compensation plan was designed to hold our executive officers accountable for our business results and to reward them for consistently strong corporate performance and the creation of stockholder value. The key elements of our executive compensation program supported this objective.

Compensation Element	Form of Payment	Performance Metrics	Rationale
Base salary	Cash	Individual Performance.	Market based to attract and retain skilled executives. Designed to recognize scope of responsibility, individual performance and experience.
Short-Term Incentive	Cash	Consolidated EBIT Performance: Financial 80%; Personal Goals 20%.	Rewards on the achievement of challenging annual financial performance goals of the Company and personal goals tied to operational performance of each individual executive.
Long-term Incentive	Equity - Restricted Stock Units	Three-year vesting schedule.	Provides an incentive for long term strategic planning and profitable growth correlated with stockholder value through share price appreciation over time.

Because we believe the compensation of our most senior executives should be based on the Company's overall performance, each executive’s pay is tied to the same financial metrics and in aggregate, approximately half of each executive's pay is either short-term incentive-based or long-term stock price based and therefore at risk. In fiscal 2018, incentive based components (short-term and long-term incentive compensation) were 71% of the CEO’s target total direct compensation opportunity and 44% of the average target total direct compensation opportunity for the other executive officers.

Change of Control - Double Trigger

The Board has determined that all future restricted stock awards will include a "double-trigger," meaning that the unvested restricted stock would not vest upon a change in control of the Company, unless specific additional events occur, such as a material adverse change in responsibilities.

Executive Compensation Aligned with the Market

Throughout this Executive Compensation Discussion and Analysis, each reference to the ‘‘market’’ and to market positioning practices is intended to incorporate the approach outlined below. We review our executive compensation program on a regular basis and generally target approaching the 50th percentile of the market in positioning each individual element of compensation.

For fiscal 2018, our primary benchmarking reference was a consolidation and integration of market data from companies in the manufacturing industry in the WTW General Industry Executive Management Survey as well as a Custom Peer Group benchmark.  We also considered data from our Custom Peer Group (defined below) regarding pay program design, dilution, and performance. We believe this approach provides an appropriate representation of the market, as applicable to our executives, and, by incorporating multiple sources, we lessen the impact of fluctuations in market data over time.

Our Custom Peer Group is made up of the 12 public companies shown below. All of these firms fall into at least one of these categories: (i) customers with a strong presence in one or more of our major markets; (ii) companies that are US based and have a large international presence; (iii) companies that are project based that have similar product profile or related products; (iv) companies with similar Global Industry Classification codes; and (iv) diversified companies that compete for investor capital within the market segment. The Custom Peer Group companies also are similar to the Company in size, demographics, locations and investor profile and compete with us for talent.

●	Ampco-Pittsburgh Corporation	●	Hurco Companies, Inc.
●	Core Molding Technologies, Inc.	●	Manitex International, Inc.
●	DMC Global Inc	●	Preformed Line Products Company
●	Energy Recovery, Inc.	●	The L.S. Starrett Company
●	Graham Corporation	●	The Gorman-Rupp Company
●	Haynes International, Inc.	●	Thermon Group Holdings, Inc.

How Performance Measures and Goals are Determined

The Compensation Committee regularly reviews all elements of our executive compensation program and makes changes it deems appropriate from time to time. Each review includes general comparisons against market and peer data and analysis prepared by WTW, including information on market and peer practices and decision support in the following areas:

✔ Pay strategy and positioning on all elements of compensation;

✔ Annual Short-Term Incentive plan design, including performance measures, performance targets and plan leverage;

✔ Long-Term Incentive plan strategy, design and targets percentages;

✔ Stock ownership guidelines;

✔ Executive perquisites; and

✔ Executive benefits and protection policies, including severance practices for officers and change in control arrangements.

The Compensation Committee establishes performance measures and goals each year aligned to the Company's strategic plan that are designed to help achieve our business strategy and objectives. In setting the performance goals for annual short-term and long-term incentive compensation, the Compensation Committee benchmarks against the performance targets of the Custom Peer Group and considers whether the Company's compensation targets are sufficiently demanding relative to our peers’ performance trends. The Compensation Committee believes this comprehensive process leads to appropriate performance targets and incentive awards that create stockholder value.

Executive Employment Agreements

David J. Mansfield. Mr. Mansfield entered into an employment agreement and joined the Company on November 8, 2016 to serve as our President and Chief Executive Officer. He currently receives an annual base salary of $348,500. His employment agreement has a three-year term and automatically renews for successive one-year terms. He is eligible for incentive compensation determined in accordance with normal Company practices. In connection with his appointment as our President and Chief Executive Officer, Mr. Mansfield received $105,026 in the form of 12,578 shares of restricted stock that vested in November 2017. Mr. Mansfield also receives an annual cash bonus opportunity, with a target incentive currently set at 90% of his base salary, and an annual long-term restricted stock award, with a target annual award of 150% of his base salary, vesting ratably over three years. Mr. Mansfield participates in all standard Company benefits and is also entitled to a severance payment of up to one year’s base salary and short-term incentive compensation and continuation of benefits if his employment is terminated under certain conditions.

Karl J. Schmidt. Mr. Schmidt was appointed Vice President and CFO in January 2013. On March 17, 2017, the Company and Mr. Schmidt entered into an employment agreement pursuant to which he received an annual base salary of $326,800 and was eligible for incentive compensation determined in accordance with normal Company practices. Mr. Schmidt also received an annual cash bonus opportunity, with a target incentive set at 55% of his base salary, and an annual long-term restricted stock award, with a target annual award of 80% of his base salary, vesting ratably over three years. Mr. Schmidt participated in all standard Company benefits and was also entitled to a severance payment of up to one year’s base salary and short-term incentive compensation and continuation of benefits if his employment was terminated under certain conditions. His employment agreement had a one-year term and automatically renewed for successive one-year terms. Mr. Schmidt retired as the Company’s Vice President and CFO effective as of October 31, 2018. In connection with Mr. Schmidt’s retirement, the Company and Mr. Schmidt entered into a letter agreement on September 28, 2018 that provided Mr. Schmidt with the following mutually agreed upon retirement benefits: (i) a six-month continuation after his retirement date of his annual base salary totaling $163,400; (ii) a pro-rated payment of his fiscal 2019 annual incentive bonus of $134,805, payable over a six-month period after his retirement date; (iii) a payment of $36,311 for his long-term incentive restricted stock awards that were otherwise scheduled to vest in 2019; and (iv) a payment of $6,400 to cover the employer portion of his COBRA premiums for six months.

D. Bryan Norwood. Mr. Norwood joined the Company on October 1, 2018, and was appointed Vice President and CFO in November 2018. On October 1, 2018, the Company and Mr. Norwood entered into an employment agreement pursuant to which he will receive an annual base salary of $250,000 and is eligible for incentive compensation determined in accordance with normal Company practices. Mr. Norwood also receives an annual cash bonus opportunity, with a target incentive set at 50% of his base salary, and an annual long-term restricted stock award, with a target annual award of 33% of his base salary, vesting ratably over three years. Mr. Norwood participates in all standard Company benefits and is also entitled to a severance payment of up to one year’s base salary and short-term incentive compensation and continuation of benefits if his employment is terminated under certain conditions.

Wayne M. Bosch. Mr. Bosch was appointed Vice President and Chief Human Resource Officer in December 2013. In addition to Mr. Bosch’s annual base salary of $236,066, he also receives an annual cash bonus short-term opportunity, with a target incentive set at 45% of his base salary, and a long-term restricted stock award, with a target annual award of 32% of his base salary, vesting ratably over three years. Per his offer letter, if Mr. Bosch’s employment is terminated (i) by the Company not for cause, or (ii) by him if there is a substantial change to his duties, he will receive a severance payment of 75% of his annual base salary. Mr. Bosch is otherwise employed at will.

The following table sets forth the outstanding stock options held by our NEOs as of January 31, 2019 (Mr. Mansfield held no options on such date):

Outstanding Option Awards at January 31, 2019

Name	Number of Vested Stock Options	Number of Un-Vested Stock Options	Option Exercise Price	Option Expiration Date
Wayne M. Bosch	2,000	—	$12.77	11/30/2023

Mr. Schmidt exercised 10,000 stock options in fiscal 2018 after his retirement.

The following table sets forth the outstanding restricted stock awarded to our NEOs as of January 31, 2019:

Outstanding Restricted Stock Awards at January 31, 2019

Name	Equity incentive plan awards: Number of Shares of Stock That Have Not Vested	Vesting Date	Equity incentive plan awards: Market Value of Shares of Stock That Have Not Vested
David J. Mansfield	21,250	6/22/2019	$185,725
	21,250	6/22/2020	185,725
	17,799	6/14/2019	155,563
	17,799	6/14/2020	155,563
	17,798	6/14/2021	155,563
Wayne M. Bosch	3,229	6/14/2019	28,221
	2,958	6/22/2019	25,853
	2,959	6/22/2020	25,862
	2,572	6/14/2019	22,479
	2,572	6/14/2020	22,479
	2,572	6/14/2021	22,479

Mr. Schmidt's unvested restricted shares were forfeited as of  October 31, 2018.

The following table sets for the number and value of NEO restricted stock awards that vested in fiscal 2018:

Restricted Stock Vested in fiscal 2018

Name	Number of Shares Vested	Value Realized upon Vesting
David J. Mansfield	21,250	$200,813
Karl J. Schmidt	43,014	414,477
Wayne M. Bosch	11,483	110,658

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each NEO. While the Compensation Committee considers the tax impact of Section 162(m) in determining compensation for each NEO, the Committee has determined that order to provide competitive pay and to reward NEOs for achieving various corporate goals, it may be appropriate to pay NEOs amounts in excess of $1,000,000 which will not be deductible by the Company under Section 162(m).

Related Party Transactions

There were no related party transactions in fiscal 2018.

401(k) Plan

The domestic employees of the Company, including our NEOs, are eligible to participate in the Company's Employee Savings Plan ("401(k) Plan"), which is applicable to all employees except certain employees covered by collective bargaining agreement benefits. The 401(k) Plan allows employee pretax payroll contributions from 1% to 16% of total compensation. The Company matches 100% of the first 1% of the participant's contributions, and another 50% of the next 5% of contributions, for a maximum total of 3.5% employer match.

STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the following table sets forth the only persons known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; the name and address of such owner; the number of shares of Common Stock beneficially owned; the nature of such ownership; and the percent ownership of our outstanding shares of Common Stock which is based upon 7,854,322 shares outstanding as of January 31, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
Cannell Capital LLC	699,207	(1)	8.9%
245 Meriwether Circle
Alta, WY 83414

Wells Fargo & Company	565,420	(2)	7.2%
420 Montgomery Street
San Francisco, CA 94163

Dimensional Fund Advisers LP	561,284	(3)	7.1%
6300 Bee Cave Road, Building # 1
Austin, TX 78746

David Unger	511,830	(4)	6.5%
P. O. Box 361
Morton Grove, IL 60053

Strategic Value Partners	508,697	(6)	6.5%
Carl W. Dinger III
PO Box 897
Berthoud, CO 80513

Edward W. Wedbush	393,925	(7)	5.0%
P.O. Box 30014
Los Angeles, CA 90030-0014

(1)	According to a Schedule 13G filed February 14, 2019, as of December 31, 2018, Cannell Capital LLC has shared power to vote and dispose on 699,207 shares.

(2)	According to a Schedule 13G filed January 22, 2019, as of December 31, 2018, Wells Fargo & Company has shared power to vote and dispose on 448,670 shares.

(3)

According to a Schedule 13G/A filed February 8, 2019, Dimensional Fund Advisors LP, in its capacity as investment adviser, may be deemed the beneficial owner of 561,284 shares of Common Stock as of December 31, 2018, which are owned by investment advisory client(s) consisting of investment companies and certain other commingled funds, group trusts and separate accounts. Dimensional stated that it has sole voting and dispositive power on 553,623 shares. Dimensional disclaims beneficial ownership of such securities.

(4)	As of January 31, 2019, includes 30,000 shares that are subject to stock options granted by the Company, at a weighted average price of $8.43.

(5)

According to a Schedule 13D/A filed April 3, 2017, as of March 31, 2017, the Strategic Value Partners group has shared power to vote and shared power to dispose on 446,327 shares. The schedule was filed jointly by Carl W. Dinger III, Carl W. Dinger III’s children (Ashley, Caleigh and Shelby), Kenneth E. Stroup Jr., and Carousel World L.P., of which Carl W. Dinger III is the general partner.

(6)

According to a Schedule 13G/A filed February 17, 2015, as of December 31, 2014, Wedbush, Inc. ("WI"), a control person, has sole ownership of 177,977 shares of Common Stock; Edward W. Wedbush ("EWW") has sole ownership of 160,794 shares; and Wedbush Securities, Inc. ("WS"), a broker-dealer, has sole ownership of 18,901 shares. WI has sole power to vote on 177,977 shares, shared power to vote on 210,157 shares, sole power to dispose on 177,977 shares, and shared power to dispose on 210,157 shares. EWW has sole power to vote on 160,794 shares, shared power to vote on 370,151 shares, sole power to dispose on 160,794 shares, and shared power to dispose on 393,925 shares. WS has sole power to vote on 18,901 shares, shared power to vote on 210,157 shares, sole power to dispose on 18,901 shares and shared power to dispose on 233,931 shares. EWW is the chairman of WI, is the president of WS, and owns approximately 50% of the outstanding shares of WI, which is the sole shareholder of WS, and, thus, EWW may be deemed the beneficial owner of the shares held by WI or WS (but disclaims ownership of such shares).

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

The following table sets forth certain information concerning the beneficial ownership of our Common Stock of each director, each NEO, and all directors and executive officers as a group. The percent ownership calculated was based upon stock ownership and 7,854,322 shares outstanding as of January 31, 2019.

Name of Beneficial Owner	Number of Shares	Stock options exercisable within 60 days	Deferred Shares	Total	Percent of Outstanding Stock
David J. Mansfield (1)	120,886	—	—	120,886	1.5%
Karl J. Schmidt (2)	72,607	—	—	72,607	0.9%
Wayne M. Bosch (1)(3)	39,806	2,000	—	41,806	0.5%
David S. Barrie (3)(4)	1,920	10,000	28,272	40,192	0.5%
Jerome T. Walker (4)	—	—	24,420	24,420	*
David B. Brown (4)	—	—	22,003	22,003	*
Cynthia A. Boiter	—	—	—	—	—
All directors and executive officers as a group (7 persons)	235,219	12,000	74,695	321,914	3.4%

* Less than 0.5%.

(1)	Messrs. Mansfield and Bosch hold unvested restricted shares with voting rights. As of January 31, 2019, Mr. Mansfield held 95,896 shares of restricted Common Stock, and Mr. Bosch held 16,862 shares of restricted common stock.
(2)	Represents information known by the Company as of October 31, 2019, the day Mr. Schmidt retired.
(3)	All options are vested and fully exercisable. Mr. Barrie's options have an exercise price of $5.55 per share and Mr. Bosch's options have an exercise price of $12.77 per share.
(4)	Since 2014, the only stock awards granted to directors have been deferred common stock awards that will not convert to common stock until the director’s departure from the Board. Refer to Director Compensation.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2019 ANNUAL MEETING

Inclusion of Proposals in the Company's 2020 Proxy Statement and Proxy Card Under SEC Rules

In order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting pursuant to the rules and regulations of the SEC, any proposal which a stockholder intends to present at the Company's 2020 annual meeting of stockholders must be in writing, must be received by the Company at its principal executive offices in Niles, Illinois by January 1, 2020 and must satisfy the applicable rules and regulations of the SEC.

Advance Notice Requirements for Stockholder Submission of Nominations and Proposals

In addition, a stockholder recommendation for nomination of a candidate for election to our Board or a proposal for consideration at the Company's 2020 annual meeting of stockholders must be submitted in accordance with the advance notice procedures and other requirements in the Company's bylaws. These requirements are separate from and in addition to, the requirements discussed above to have the stockholder proposal included in the proxy statement and form of proxy/voting instruction card pursuant to the SEC's rules.

Our bylaws require a stockholder who wants to nominate a director or submit a stockholder proposal to be a stockholder of record and comply with the advance notice provisions of our bylaws.

Our bylaws require that stockholder recommendations for nominees to the Board must include all information relating to such person that is required to be disclosed in a proxy statement, and a written consent signed by the nominee evidencing a willingness to serve as a director if elected.

Our bylaws require that stockholder proposals include all information relating to such business that would be required to be disclosed in a proxy statement or otherwise in connection with solicitations of proxies for election of directors. In order to be considered timely under the advance notice requirements of our bylaws, the proposal or recommendation for nomination must be received by the Board at least 90 days but no more than 120 days prior to the first anniversary of the previous year's annual meeting. For the 2020 annual meeting of stockholders, a proposal or recommendation for nomination must be received by the Board not earlier than February 21, 2020 and not later than March 22, 2020. If the date of the annual meeting is not within 30 calendar days before or after the first anniversary of the date of the previous year's annual meeting, then the proposal or recommendation must be received not later than five business days after the date on which notice of the 2020 annual meeting is mailed or publicly disclosed or such proposal will be considered untimely. Except for proposals properly made in accordance with the applicable rules and regulations of the SEC, the advance notice provisions of the bylaws shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders.

In addition, our bylaws require that the stockholder giving notice must also include with respect to such stockholder, each nominee proposed by such stockholder, and any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by or under common control with such stockholder or person acting in concert with such stockholder; (i) the name and address of the stockholder; (ii) the class or series and number of shares which are beneficially owned or held of record by such person; (iii) the nominee holder for and number of, shares beneficially owned but not owned of record by such person; (iv) whether and the extent to which any hedging or other transaction or any other arrangement has been entered into or made, the intent or effect of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of stock of the Company; (v) if known by the stockholder, making the proposal, the name and address of any other stockholder supporting the nominee or the proposal on the date of such stockholder's proposal; (vi) a description of all arrangements or understandings between such persons pursuant to which nominations are to be made and any relationships between the nominating stockholder or any person acting in concert with such stockholder and each proposed nominee; (vii) whether such person intends to solicit proxies in connection with the nomination or proposal; (viii) a brief description of the matter (other than nomination of a director) and the reasons for consideration thereof at the meeting; and (ix) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in the proposal or bring such matter before the meeting.

IMPORTANT

We urge you to PROMPTLY vote your shares by phone, via the internet, or by signing, dating and returning the enclosed proxy to the address provided.

BY ORDER OF THE BOARD OF DIRECTORS

D. Bryan Norwood

Secretary

Your Internet or telephone authorization authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 19, 2019. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 19, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E75675-P24773 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC.

The Board of Directors recommends you vote FOR all of the listed director nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. David S. Barrie	☐	☐	☐
1b. Cynthia A. Boiter	☐	☐	☐
1c. David B. Brown	☐	☐	☐
1d. David J. Mansfield	☐	☐	☐
1e. Jerome T. Walker	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 4, and for ONE YEAR in proposal 3:	**For**	**Against**	**Abstain**
2. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

	One Year	**Two Years**	**Three Years**	**Abstain**
3. To determine, on an advisory basis, the frequency of the advisory vote on the compensation of the Company's named executive officers.	☐	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E75676-P24773

Perma-Pipe International Holdings, Inc.

Annual Meeting of Stockholders
June 20, 2019 10:00 a.m. Central Time
via a virtual meeting that will be webcast and can be
accessed at www.virtualshareholdermeeting.com/PPIH2019.

The undersigned hereby appoints DAVID S. BARRIE, DAVID J. MANSFIELD and D. BRYAN NORWOOD, and each of them, proxies with power of substitution and revocation, acting by majority of those present and voting, or if only one is present and voting then that one, to vote, as designated on the reverse side hereof, all of the shares of stock of Perma-Pipe International Holdings, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held via live webcast on **June 20, 2019** at 10:00 a.m. Central Time and at any adjournment thereof, with all the powers the undersigned would possess if present.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of director nominees, FOR proposals 2 and 4, and for ONE YEAR in proposal 3, and in the discretion of the proxies upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side